EXHIBIT 10.18

                      ACCORD AND SATISFACTION
                                AND
                         RELEASE AGREEMENT

     This Accord and Satisfaction and Release Agreement (the "Agreement") is entered into as of this 16th day of January, 1998 by and between InnovaCom, Inc., a Nevada corporation ("InnovaCom"), Technical Systems Associates, Inc. ("TSA") and Eugene P. Augustin and Terrymay S. Augustin, TSA's sole shareholders, (the "Augustins") (collectively referred to as "the parties").

     WHEREAS, the parties originally entered into an Interim Agreement dated March 24, 1997 (the "Interim Agreement") which contemplated
InnovaCom's acquiring of all outstanding shares of TSA (the "TSA Shares"), pursuant to formal agreements which were to be drafted and executed by a certain date (the "Expiration Date"); and

     WHEREAS, formal agreements were never entered into by the Expiration Date and, subsequently, the parties' obligations under the Interim Agreement were released and InnovaCom was granted an option to purchase the TSA Shares, pursuant to an Option to Purchase and Mutual Release Agreement dated October 15, 1997 (the "Option Agreement"); and

     WHEREAS, under the Option Agreement, InnovaCom agreed to pay TSA the aggregate amount of $300,000 and, contingent upon TSA's receipt of a certain purchase order from Baron Services ("Baron") for, approximately, $1.3 million, InnovaCom agreed to provide TSA debt financing in an amount not to exceed $150,000; and

     WHEREAS, InnovaCom did perform it duties under the Option Agreement by paying the full amount of $300,000 but a dispute has arisen as to whether TSA received the required purchase order from Baron, as contemplated in the Option Agreement, which would obligate InnovaCom to provide the debt financing; and

     WHEREAS, as an Accord and Satisfaction of the obligations of InnovaCom to provide such debt financing and for the full release of any and all obligations and liabilities of InnovaCom to TSA and/or the Augustins including, but not limited to, those contained in the Interim Agreement and Option Agreement, InnovaCom has agreed to make a final payment to TSA in the amount of $58,000.

     NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual promises and conditions set forth herein, the parties agree as follows:


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     I.   ACCORD AND SATISFACTION.

          A. PAYMENT. InnovaCom herewith delivers to TSA and the Augustins a check or wire transfer in the amount of Fifty Eight Thousand Dollars ($58,000) in full satisfaction and extinction of any and all obligations of InnovaCom to TSA and the Augustins, jointly and severally, including, but not limited to, any obligation to provide debt financing to TSA, as contained in Section 2 of the Option Agreement.

          B. RECEIPT. TSA and the Augustins, jointly and severally and on behalf of their officers, directors, shareholders, employees, attorneys, agents, heirs, executors, administrators, and assigns, hereby agree to accept such payment, as described in Section 1(A) above, in full satisfaction and extinction of any and all obligations of InnovaCom to TSA and the Augustins including, but not limited to, any obligation to provide debt financing to TSA, as contained in Section 2 of the Option Agreement. TSA and the Augustins further agree that this constitutes full satisfaction and extinction of any and all obligations, of any nature whatsoever, of InnovaCom to TSA and/or the Augustins which may now exist or later be discovered from the beginning of time until the date of this Agreement.

     II.  RELEASE AND INDEMNIFICATION.

          A. RELEASE. This Agreement shall constitute a full and final settlement of all of TSA's and the Augustins' claims, demands, disputes and controversies with InnovaCom, and TSA and the Augustins hereby release InnovaCom, its agents, attorneys, officers, directors, employees, and assigns, from all claims, demands, acts or omissions and any causes of action, known or unknown, suspected or unsuspected, which may now exist or later be discovered, arising from, relating to, or connected with the Interim Agreement, the Option Agreement, or any related agreements or from any other facts, actions, occurrences, or transactions from the beginning of time until the date of this Agreement. This release shall not apply to or detract from the obligations of the parties arising under this Agreement. TSA and the Augustins acknowledge that their release is a general release and, as further consideration hereunder, expressly waive
Section 1542 of the California Civil Code which provides:

          a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.


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          B.   INDEMNIFICATION.  TSA and the Augustins hereby agree to
indemnify, to the maximum extent permitted by law, and to defend InnovaCom, with counsel of InnovaCom's choice, and to hold InnovaCom, its officers, directors, shareholders, employees, attorneys and agents free and harmless from and against any obligations, damages, liabilities, losses, costs, claims, judgments, attorneys fees, and attachments arising from or out of any act or omission of TSA and/or the Augustins which occurred prior to the date of this Agreement.

     III. GENERAL PROVISIONS.

          A. ARBITRATION. Any controversy between the parties involving the construction or application of any term of this Agreement, or any other matter, shall be submitted to binding arbitration pursuant to the rules and procedures of the American Arbitration Association then in effect.

          B. ADVISE OF COUNSEL. TSA and the Augustins represent and warrant that they have been advised, and are hereby advised, to seek the representation of counsel for the transactions contemplated herein prior to executing this Agreement.

          C. ATTORNEY FEES. If any action at law or equity or arbitration is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled.

          D. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements of the parties with respect thereto.

          E. FURTHER ASSURANCES. Each party hereto agrees to do and perform or cause to be done and performed all such further acts and to execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          F. SEVERABILITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provisions shall be deemed not to be a part of this Agreement.

          G. MODIFICATION. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

          H. EFFECT OF WAIVER. The failure of any party to insist on strict compliance with any of the terms of this Agreement by the another party shall not be deemed a waiver of that term, nor shall any waiver or relinquishment of any right or power at any one time, or from time to time, be deemed a waiver or relinquishment of that right or power in the future, or a waiver of any similar right or power.

          I. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

          J. VENUE AND JURISDICTION. The parties agree that any proceeding, including any arbitration, brought in connection with this Agreement may be brought and heard and may only be brought and heard in the County of Los Angeles, California, and hereby submit themselves to the personal jurisdiction of any tribunal in that county before which, under

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this Agreement, such action or proceeding may be brought.

          K. COUNTERPARTS. This Agreement may be executed in any number of counterparts (including facsimile signature) each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement in Santa Clara, California effective as of the date first above written.


                         THE COMPANY - INNOVACOM, INC.



Date: January 16, 1998        By:   Mark C. Koz, President



                         TSA - TECHNICAL SYSTEMS ASSOCIATES, INC.



Date: January 16, 1998        By:   Eugene P. Augustin, President



                         THE AUGUSTINS



Date: January 16, 1998        Eugene P. Augustin



Date: January 16, 1998        Terrymay S. Augustin